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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  October 4, 2002


                         AMR CORPORATION
     (Exact name of registrant as specified in its charter)


            Delaware                1-8400              75-1825172
(State of Incorporation) ( Commission File Number)     (IRS Employer
                                                      Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)               (Zip Code)


                         (817) 963-1234
                (Registrant's telephone number)







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Item 5.   Other Events

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 requires companies to test goodwill and indefinite-lived intangible assets for impairment rather than amortize them. The goodwill impairment test is a two-step process. The first step of the impairment analysis - which for 2002 must have been completed by June 30 - compares a company's fair value to its net book value. In determining fair value, SFAS 142 allows for the use of several valuation methodologies, although it states quoted market prices are the best evidence of fair value. If the company's fair value is determined to be less than its net book value, the second step of the impairment analysis must be performed to measure the
amount  of  the  impairment charge, if  any.   Step  two  of  the
analysis compares the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. This step must be completed by December 31, 2002. However, SFAS 142 requires that any resulting impairment charge be recorded as of January 1, 2002.

AMR Corporation (AMR or the Company) first disclosed this new accounting pronouncement in its second quarter 2001 Form 10-Q, and noted that it was evaluating its impact on the Company. Most recently, the Company disclosed in its second quarter 2002 Form 10-Q that it had completed the first step of its goodwill impairment analysis and determined AMR's net book value was in excess of its fair value at January 1, 2002. Furthermore, the Company disclosed it was in the process of completing the second step of the impairment analysis, which would likely result in AMR recording a pre-tax charge of up to $1.4 billion to write-off the Company's goodwill. AMR's goodwill balance of approximately $1.4 billion included amounts related to the acquisitions of Reno Air, Inc., ACI Holdings, Inc. (AirCal), AMR Eagle acquisitions and certain assets from Trans World Airlines, Inc.

The Company has now completed the second step of the impairment analysis and concluded that AMR's entire goodwill balance is impaired as defined by SFAS 142. As a result, the Company will record a one-time cumulative effect of a change in accounting of approximately $990 million after taxes. This charge will be recorded as of January 1, 2002, is nonoperational in nature and has no impact on cash flows. This charge does not affect AMR's or American Airlines, Inc.'s financial covenants in any of its credit agreements.





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                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMR CORPORATION



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary



Dated:  October 4, 2002